UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

February 26, 2026

Date of Report (Date of earliest event reported)

SHAKE SHACK INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36823	47-1941186
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

225 Varick Street, Suite 301 New York, New York	10014
(Address of principal executive offices)	(Zip Code)

(646) 747-7200

(Registrant's telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.001	SHAK	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

On February 26, 2026, Shake Shack Inc. (the “Company”) filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (the “Form 10-K”). The Company is filing this Current Report on Form 8-K to correct information included in “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II of the Form 10-K.

The disclosure under the caption “Shack Sales” on page 50 of the Form 10-K incorrectly stated the dollar amount of the increase in Shack sales for the fiscal year ended December 31, 2025 that resulted from the opening of 45 new Company-operated Shacks during the year as “$218.5 million.” The actual contribution of the newly opened Company-operated Shacks during the year was $68.3 million.

Accordingly, the final paragraph under the heading of “Shack Sales” on page 50 of the Form 10-K is hereby amended and restated as follows:

“Shack sales for the fiscal year ended December 31, 2025 increased 15.2% to $1.4 billion versus the prior year. The increase was primarily due to the opening of 45 new Company-operated Shacks during fiscal 2025, which contributed $68.3 million, partially offset by a decline in guest traffic. Excluding the 53rd week, Shack sales for fiscal year 2025 increased 12.9% versus the prior year.”

There are no other changes to the Form 10-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Shake Shack Inc.
(Registrant)

Dated: March 2, 2026	By:	/s/ Peter Herpich
Peter Herpich
Corporate Controller